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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 1 dated March 30, 2001
(To Prospectus Supplement dated November 17, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series D
                                Fixed Rate Notes

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
Principal Amount:                                                   $100,000,000

CUSIP No.:                                                            15231EBB 3

Type:                                                                 Fixed Rate
Interest Rate:                                                             7.35%
Original Issue Date:                                               April 4, 2001
Stated Maturity:                                                   April 4, 2006
Price to Public (Issue Price per
$1,000 Principal Amount):                                                99.979%
Agent's Discount or Commission:                                         $500,000
Net Proceeds to Centex:                                              $99,479,000

Interest Payment Dates:                                    April 4 and October 4
                                                    (commencing October 4, 2001)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $100,000,000 Senior Medium-Term Notes, Series D (the "Notes"), described herein through Credit Suisse First Boston Corporation, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about April 4, 2001.

         We may issue Senior Medium-Term Notes, Series D, and Subordinated Medium-Term Notes, Series D, under Registration Statement No. 333-94221 in a principal amount of up to $150,000,000 in gross proceeds and, to date, including this offering, an aggregate of $100,000,000 has been issued.